Exhibit 99.1

The J. M. Smucker Company Announces Executive Appointments

Orrville, Ohio, December 15, 2015 – The J. M. Smucker Company (NYSE: SJM) (the “Company”) today announced several executive appointments by its Board of Directors that are designed to position the Company for continued growth and support the Company’s long-term succession planning.

Effective March 1, 2016, Barry C. Dunaway will assume the role of President, Big Heart Pet Food and Snacks. Mr. Dunaway has 28 years of experience with the Company in a variety of management roles and currently serves as President, International and Chief Administrative Officer. In his current role, Mr. Dunaway has responsibility for the Company’s merger and acquisition strategy, among other responsibilities, which has included significant involvement in the Company’s acquisition of Big Heart Pet Brands and ongoing integration activities.

Mr. Dunaway will succeed David J. West, who currently serves as President, Big Heart Pet Food and Snacks. Mr. West has held this role since joining the Company in March 2015. Mr. Dunaway and Mr. West will work together to transition responsibilities, beginning January 1, 2016. On March 1, 2016, Mr. West will assume the role of Strategic Advisor to the Executive Committee. At the conclusion of his employment agreement, on April 30, 2016, Mr. West will remain a member of the Company’s Board of Directors, advising in areas that include corporate strategy and growth capabilities.

The Company also announced that, effective January 1, 2016, Mark R. Belgya, Senior Vice President and Chief Financial Officer, will be promoted and have expanded responsibilities that now also include the Company’s Government and Industry Affairs, Information Services, and Corporate Strategy departments. Mr. Belgya has 30 years of experience with the Company, serving in a number of leadership roles within the Company’s finance organization.

“Continuity of leadership and the ability to capitalize on the deep bench strength of our organization have been important factors behind our Company’s success and will remain key elements of our plans to support long-term growth,” said Richard Smucker, Chief Executive Officer. “We are confident in the proven abilities of our leadership team, along with the talented employees that support them, to continue to strengthen and grow our Company. In addition, we are excited that Dave West will continue serving the Company as a Director following his decision to transition into the next chapter of his career.”

Mr. Dunaway, Mr. West, and Mr. Belgya will continue to report to Richard Smucker in their new roles.

ABOUT THE J. M. SMUCKER COMPANY

For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America with projected annual net sales of approximately $8 billion. In consumer foods and beverages, its brands include Smucker’s®, Folgers®, Jif®, Dunkin’ Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick’s®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC. Borden® and Elsie® are also trademarks used under license.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.

CONTACTS

The J. M. Smucker Company: (330) 682-3000

Investors: Aaron Broholm, Director, Investor Relations

Media: Maribeth Burns, Vice President, Corporate Communications

####